NEUBERGER BERMAN EQUITY FUNDS
                              MANAGEMENT AGREEMENT
                                   SCHEDULE A

               The Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

        Neuberger Berman Century Fund
        Neuberger Berman Focus Fund
        Neuberger Berman Genesis Fund
        Neuberger Berman Guardian Fund
        Neuberger Berman International Fund
        Neuberger Berman Manhattan Fund
        Neuberger Berman Millennium Fund
        Neuberger Berman Partners Funds
        Neuberger Berman Regency Fund
        Neuberger Berman Socially Responsive Fund
        Neuberger Berman Technology Fund



              DATED:  December 16, 2000